Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-210777 and 333-229085) and Form S-8 (Nos. 333-198240, 333-202886, 333-210059, 333-216622 and 333-223513) of Ocular Therapeutix, Inc. of our report dated March 7, 2019 relating to the financial statements, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

March 7, 2019